Press Release

Spirit Realty Capital, Inc. Announces Promotion of Rochelle Thomas to Executive Vice President, General Counsel and Secretary

Dallas, Texas, January 25, 2022 – Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”), a premier net lease real estate investment trust (“REIT”) that invests in single-tenant, operationally essential real estate, today announced the promotion of Rochelle Thomas to Executive Vice President, General Counsel and Secretary. In connection with the promotion, Ms. Thomas becomes a member of Spirit’s Executive Leadership Team and a voting member of Spirit’s Investment Committee. She will report to Mr. Jackson Hsieh, President and CEO.

Ms. Thomas previously served as the company’s Senior Vice President and Deputy General Counsel with primary responsibility for the legal division, including advising on real estate, corporate and securities, litigation, insurance, human capital management and ESG issues. She is a founding member of Spirit’s Diversity Council and Women’s Leadership Council and has been a principal driver in Spirit’s ESG efforts. Prior to joining Spirit in 2016, Ms. Thomas was a senior associate at Vinson & Elkins, LLP. She holds a bachelor’s degree with honors in history and political science from The Ohio State University and obtained her Juris Doctorate from the University of Pennsylvania Law School.

Mr. Hsieh stated, “On behalf of the Board of Directors and the Executive Leadership Team, I congratulate Rochelle on this major accomplishment and express the highest confidence she will continue to contribute significantly to Spirit’s success. Rochelle consistently demonstrates the maturity, perspective and judgment required of a public company General Counsel and is among the most respected leaders across our organization. She is a driving force in executing our acquisitions strategy, a key leader of our ESG efforts, and a trusted advisor to the Spirit Board of Directors.”

Ms. Thomas assumes the title formerly held by Mr. Jay Young who was separately appointed Executive Vice President, Chief Administrative Officer and Chief Legal Officer.

ABOUT SPIRIT REALTY

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease REIT that primarily invests in single-tenant, operationally essential real estate assets, subject to long-term leases.

As of September 30, 2021, Spirit’s diverse portfolio consisted of 1,915 owned properties across 48 states, with an aggregate leasable area of 46.7 million square feet within retail, industrial and other assets. Spirit’s properties were leased to 312 tenants operating in over 35 industries.

INVESTOR CONTACT

Pierre Revol
(972) 476-1403
InvestorRelations@spiritrealty.com